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                  , 1998
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Portland

LAWYERS

[GRAPHIC OMITTED]

Davis Wright Tremaine LLP


Re:

Dear Ladies and Gentlemen:

You have asked for our opinion regarding the federal income tax consequences of the proposed transfer of all of the assets of Crabbe Huson Government Fund ("Crabbe Huson Fund"), a series of Crabbe Huson Funds ("CHT"), in exchange solely for Class [ ] shares of beneficial interest of Colonial Short Duration U.S. Government Fund ("Colonial Fund"), a series of the Colonial Trust III ("Colonial Trust") (the "Reorganization").

Based upon our evaluation of the facts and law set forth in more detail below, it is our opinion that the Reorganization will qualify as a reorganization under
Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). In rendering such opinion, we have relied upon the following documents:

1.       Agreement and Plan of Reorganization dated as of                , 1998,
         by and among CHT and Colonial Trust , joined in for the sole purpose of paragraph 1.5 thereof by The Colonial Group, Inc. and The Crabbe Huson Group, Inc. (the "Agreement");

2.       Joint Proxy Statement of the Crabbe Huson Government Fund and the
         Crabbe Huson Money Market Fund dated         , 1998; and

3.       Registration Statement and items incorporated by reference therein.

Our opinion represents our best legal judgment as to the probable federal income tax consequences of the transaction described herein, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed, and we express no opinion as to tax consequences of the transaction under any state or local laws. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed herein has been or will be requested from the IRS.

                                      FACTS

In rendering this opinion, we have assumed with your permission the following facts:

          CHT is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has the power to carry on its business as it is now being conducted. The authorized capital of CHT consists of an unlimited number of shares of beneficial interest without par value, of such number of different series or classes as CHT's Board of Trustees may authorize from time to time, eight series of which (including Crabbe Huson Fund) are currently authorized and outstanding, each with only one class of shares. All issued and outstanding shares of beneficial interest of Crabbe Huson Fund are, and at the closing date set forth in the Agreement (the "Closing Date") will be, duly and validly issued and outstanding, fully paid and (except as set forth in Crabbe Huson Fund's Prospectus) non-assessable by Crabbe Huson Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into or exchangeable for, any shares of beneficial interest of Crabbe Huson Fund are outstanding, and none will be outstanding on the Closing Date.

                   CHT is a duly registered investment company classified as a management company of the open-end diversified type under the Investment Company Act of 1940, as amended (the "1940 Act"), and Crabbe Huson Fund is a separate series thereof, duly designated in accordance with the applicable provisions of the Declaration of Trust of CHT and the 1940 Act. Crabbe Huson Fund seeks to provide a high level of current income while preserving investment capital. It pursues this objective by investing substantially all of its assets in short-term and intermediate-term debt obligations of the United States Government and its agencies or instrumentalities.

          Colonial Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power to carry on its business as it is now being conducted and currently proposed to be conducted. The authorized capital of Colonial Trust consists of an unlimited number of shares of beneficial interest, no par value, of such number of different series as Colonial Trust's Board of Trustees may authorize from time to time, [ ] series of which (including Colonial Fund) are currently authorized and outstanding. The outstanding shares of beneficial interest in Colonial Fund are, and at the Closing Date will be, divided into Class A shares, Class B shares, Class C shares and Class [ ] shares, each having the characteristics described in the prospectus and statement of additional information referred to in paragraph 4.2(c) of the Agreement. All issued and outstanding shares of beneficial interest of Colonial Fund are, and at the Closing Date will be, duly and validly issued and outstanding fully paid and non-assessable by Colonial Trust, and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. Except for Class B shares which convert to Class A shares after the expiration of a period of time, no options, warrants or other rights to subscribe for or purchase, or securities convertible into or exchangeable for, any shares of beneficial interest in Colonial Fund of any class are outstanding and none will be outstanding on the Closing Date.

                   Colonial Trust is a duly registered investment company classified as a management company of the open-end diversified type under the 1940 Act, and Colonial Fund is a separate series thereof, duly designated in accordance with the applicable provisions of the Declaration of Trust of Colonial Trust and the 1940 Act. Colonial Fund seeks as high a level of current income as is consistent with very low volatility by investing primarily in U.S. Government securities and maintaining a weighted average portfolio duration of three (3) years or less. Colonial Fund meets the needs of an investor with a short investment horizon by looking for relative value within the Treasury, agency and mortgage-backed markets while maintaining a low risk profile.

          In early 1997, The Crabbe Huson Group, Inc. ("CHG") began examining strategic business options relating to its investment advisory services and the distribution of its mutual funds. Liberty Financial Companies, Inc. ("Liberty") is a publicly traded diversified asset management organization, with affiliates and subsidiaries across the county. Liberty, through its affiliates, has developed extensive resources to provide efficient management of fund operations, shareholder servicing, legal support to mutual funds, and provide an effective platform for promoting and increasing sales of mutual funds. Liberty seeks to acquire brand name investment managers with reputations for expertise in specific investment areas.

                   Pursuant to an Asset Acquisition Agreement entered into on June 10, 1998 ("Acquisition Agreement"), The Colonial Group, Inc., a subsidiary of Liberty ("Colonial Group"), will acquire all of the assets of CHG ("Acquisition"). In related transactions, certain mutual funds advised by CHG will be merged into existing mutual funds advised by a member of Colonial Group, while others will be reorganized to become part of existing business trusts advised by a member of Colonial Group. From CHG's perspective, the Acquisition and related transactions are designed to provide enhanced shareholder services to the shareholders of the funds, and to improve distribution of the fund shares, which is intended to increase the quantity of assets under management and thereby reduce the expense borne by each shareholder through economies of scale. The Acquisition should provide numerous opportunities for synergy among CHG and Liberty's existing investment managers. This Reorganization is one of the transactions related to the Acquisition.

          Under the terms of the Agreement, Crabbe Huson Fund will transfer to Colonial Fund all of the assets of Crabbe Huson Fund (the "Assets"), Colonial Fund will assume and pay the debts, obligations and liabilities of Crabbe Huson Fund of every kind, except for the expenses of the Reorganization, each as of the Closing Date, and Colonial Fund will issue and deliver to Crabbe Huson Fund in exchange for the Assets the number of Class [ ] shares of beneficial interest of Colonial Fund (the "Colonial Shares") (including fractional shares, if any) determined by dividing the net asset value of Crabbe Huson Fund by the net asset value of one Colonial Share, each as of the Closing Date.

          Colonial Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Crabbe Huson Fund immediately prior to the Reorganization. For purposes of this representation, (a) amounts paid by Crabbe Huson Fund, out of the assets of Crabbe Huson Fund, to Crabbe Huson Shareholders in redemption of Crabbe Huson Shares, where such redemptions, if any, appear to be initiated by Crabbe Huson Fund Shareholders in connection with or as a result of the Agreement or Reorganization, (b) amounts used by Crabbe Huson Fund to pay expenses of the Reorganization, and (c) amounts used to effect all redemptions and distributions (except for regular, normal dividends declared and paid in order to ensure Crabbe Huson Fund's continued qualification as a regulated investment company and to avoid fund-level tax (including for this purpose any dividends referred to in paragraph K herein)) made by Crabbe Huson Fund immediately preceding the transfer will be included as assets of Crabbe Huson Fund immediately prior to the Reorganization. For purposes of this representation, the amounts, if any, that Colonial Fund pays after the Reorganization to holders of beneficial interest of Colonial Fund ("Colonial Fund Shareholders") who are former holders of beneficial interest of Crabbe Huson ("Crabbe Huson Shareholders") in redemption of Colonial Fund Shares received in exchange for Crabbe Huson Shares, where such redemptions, if any, appear to be initiated by such shareholders in connection with or as a result of the Agreement or Reorganization, will be considered to be assets of Crabbe Huson Fund that were not transferred to Colonial Fund.

          The fair market value of the Assets will equal or exceed the sum of the liabilities to be assumed by Colonial Fund, including the amount of liabilities, if any, to which the Assets are subject.

          The liabilities of Crabbe Huson Fund to be assumed by Colonial Fund, including the amount of liabilities, if any, to which the transferred assets are subject, were incurred by Crabbe Huson Fund in the ordinary course of its business and are associated with the Assets. For purposes of this paragraph, expenses of the Reorganization are not treated as liabilities.

          All Colonial Shares received by Crabbe Huson Fund will be distributed to the Crabbe Huson Shareholders pursuant to the Agreement. The fair market value of the Colonial Shares received by each Crabbe Huson Shareholder will be approximately equal to the fair market value of the Crabbe Huson Shares surrendered in exchange therefor. The Crabbe Huson Shareholders will receive no consideration other than Colonial Shares (which may include fractional shares) in exchange for their Crabbe Huson Shares.

          The expenses of the Reorganization will be paid by Liberty, the parent of Colonial Group which includes the adviser to the Colonial Fund.
         Crabbe Huson Fund and Colonial Fund agree to pay the expenses preliminarily allocated to them. All such fees and expenses incurred and borne by Colonial Fund or Crabbe Huson Fund shall be solely and directly related to the Reorganization and shall be paid directly by Liberty, Crabbe Huson Fund or Colonial Fund, as the case may be, to the relevant providers of services or other payees, in accordance with the principles set forth in Revenue Ruling 73-54, 1973-1 C.B. 187. Crabbe Huson Shareholders will be responsible for their expenses, if any, incurred in connection with the Reorganization.

          There is no plan or intention by any Crabbe Huson Fund Shareholder who owns 5% or more of the total outstanding Crabbe Huson Fund Shares, and to the best of the knowledge of the management of Crabbe Huson Fund, there is no plan or intention on the part of the remaining Crabbe Huson Fund Shareholders to sell, exchange, or otherwise dispose of a number of Colonial Fund Shares received in the Reorganization that would reduce Crabbe Huson Fund Shareholders' ownership of Colonial Fund Shares to a number of Colonial Fund Shares having a value, as of the date of the Reorganization, of less than fifty percent (50%) of the value of all of the formerly outstanding Crabbe Huson Fund Shares as of the same date. For purposes of this representation, Colonial Fund Shares or Crabbe Huson Fund Shares surrendered by Crabbe Huson Fund Shareholders in redemption or otherwise disposed of, where such dispositions, if any, appear to be initiated by Crabbe Huson Fund Shareholders in connection with or as a result of the Agreement or the Reorganization, will be treated as outstanding Crabbe Huson Fund Shares on the date of the Reorganization. Moreover, Crabbe Huson Fund Shares and Colonial Fund Shares held by Crabbe Huson Fund Shareholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Reorganization will be considered in making this representation.

          For federal income tax purposes, Crabbe Huson Fund qualifies as a regulated investment company, and the provisions of Code Sections 851 through 855 apply to Crabbe Huson Fund for its current taxable year beginning [ ] and will continue to apply to it through the Closing Date. Crabbe Huson will declare to Crabbe Huson Shareholders of record on or prior to the Closing Date a dividend or dividends which together with all previous such dividends shall have the effect of distributing all of Crabbe Huson's "investment company taxable income", as that term is defined in Code Section 852, (computed without regard to any deduction for dividends paid) and all of Crabbe Huson Fund's net realized capital gain (after reduction for any capital loss carryover) in each case for both the taxable year ending [ ] and the short taxable period beginning on [ ] and ending on the Closing Date. Such dividends shall be made to ensure continued qualification of Crabbe Huson Fund as a regulated investment company for tax purposes and to eliminate fund-level tax.

          For federal income tax purposes, Colonial Fund qualifies as a regulated investment company, and the provisions of Code Sections 851 through 855 apply to Colonial Fund for its current taxable year beginning [ ] and will continue to apply to it through the Closing Date.

          There is no indebtedness existing between Crabbe Huson Fund and Colonial Fund.

          There is no plan or arrangement for Colonial Fund or any person related thereto (within the meaning of Code ss.ss.707(b)(1) or 267(b), without regard to Code ss.267(e)) to redeem or acquire any of the Colonial Shares received by the Crabbe Huson Shareholders in the Reorganization, and none of the Crabbe Huson Shares was redeemed or acquired by Crabbe Huson Fund or a person related thereto in contemplation of the Reorganization in each case, except for Colonial Fund Shares reacquired in the ordinary course of its business as an open-end investment company.

          None of the compensation received by any Crabbe Huson Fund employee who is also a Crabbe Huson Shareholder ("Crabbe Huson Shareholder-Employee"), if any, will be separate consideration for, or allocable to, any of their Crabbe Huson Shares; none of the Colonial Shares received by any Crabbe Huson Shareholder-Employee will be separate consideration for, or allocable to, any employment; and the compensation paid to any Crabbe Huson Shareholder-Employee or Colonial Fund employee who is also a Colonial Fund Shareholder ("Colonial Fund Shareholder-Employee"), if any, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          After the Reorganization, Colonial Fund will continue Crabbe Huson Fund's historic business as an open-end investment company that invests substantially all of its assets in short-term or intermediate-term debt obligations of the United States Government. In addition, following the Reorganization, Colonial Fund will continue to use at least fifty percent (50%) of Crabbe Huson's historic business assets in a business conducted by Colonial Fund. Specifically, Colonial Fund will use such portion of Crabbe Huson Fund's historic business assets in its business by continuing to hold at least fifty percent (50%) of the total assets transferred to it by Crabbe Huson Fund. That is, Colonial Fund will continue to hold historic business assets of Crabbe Huson Fund, defined for purposes of this opinion as those assets transferred to it on the Closing Date, which were either (a) acquired by Crabbe Huson Fund prior to its management's decision to propose to its trustees that it transfer any or all of its assets to Colonial Fund, or (b) acquired subsequent to such decision but not with a view to the Agreement or the Reorganization, in an amount equal to at least fifty percent (50%) of the assets in Crabbe Huson Fund's portfolio held on the Closing Date, as increased by the amounts, if any, that Crabbe Huson paid to its shareholders in redemption of its shares, where such redemptions, if any appear to have been initiated by such Shareholders in connection with or as a result of the Agreement or Reorganization. In making this determination, dispositions made in the ordinary course of Colonial Fund's business as an open-end investment company (i.e., dispositions made in the ordinary course of business and independent of the Reorganization) shall not be taken into account.

          Colonial Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any Crabbe Huson Shares.

          Colonial Fund has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of its business as a series of open-end investment company and independent of the Reorganization.

          Crabbe Huson is not under the jurisdiction of a court in a Title 11 or similar case withing the meaning of Code Section 368(a)(3)(A).

             ANALYSIS OF THE TAX CONSEQUENCES OF THE REORGANIZATION

          General Principles.

          The Code sets forth several instances in which a corporate acquisition, a "reorganization" in the Code's terms, is free from federal income tax. These reorganizations typically include mergers, consolidations, recapitalizations, and acquisitions by one corporation of the stock or assets of another corporation. Generally, if the corporate readjustment qualifies as a reorganization under the Code, the shareholders of a corporation that is acquired by another corporation may exchange their stock of the target corporation for stock of the acquiring corporation without recognizing gain or loss on the transaction. A trust taxed as a corporation may avail itself of the provisions of Code Section 368. Regulations ss.ss.301.7701-2(b)(7) & 1.852-1(b).

          An acquisition of substantially all of a target corporation's assets solely in exchange for an acquiring corporation's voting stock may qualify as a reorganization under Section 368(a)(1)(C) of the Code (a "Type C reorganization"). The IRS has privately ruled that "voting stock" includes beneficial interests in an unincorporated business trust. Private Letter Ruling 8217079. "Substantially all" is generally interpreted as ninety percent (90%) of the value of the net assets of the target corporation and seventy percent (70%) of the value of the gross assets of the target corporation. The assumption of the target corporation's liabilities is disregarded for purposes of determining whether the exchange is solely of voting stock, so long as the acquiring corporation exchanges no money or other property besides its voting stock. Code ss. 368(a)(1)(C). Payment or assumption of the target corporation's valid reorganization expenses will not violate the "solely for voting stock" requirement. Revenue Ruling 73-54, 1973-1 CB 187.

          The target corporation in a Type C reorganization must distribute to its shareholders under the reorganization plan the stock, securities and other property it receives in the reorganization. Code ss.368(a)(2)(G)(i). While there is no specific time deadline for distribution, the distribution should take place reasonably promptly and the target corporation should not engage in the active conduct of a trade or business after the reorganization, except to the extent necessary to wind up its affairs.

          A reorganization involving two or more investment companies may qualify for tax-free reorganization treatment if the investment companies are "diversified investment companies." Code ss.368(a)(2)(F). An investment company is a regulated investment company whose total assets meet certain investment asset limitation tests. A diversified investment company is a company that meets certain investment diversification tests.

          Type C reorganization requirements.

A Type C reorganization must meet the following requirements in addition to requirements under applicable state law. Failure to meet any requirement may disqualify the reorganization and can result in income or gain recognition by the target corporation and its shareholders.

                   Business purpose.  The reorganization must be for a bona fide business purpose. Section 1.368-1(c) of the Income Tax Regulations ("Regulations"). We are of the opinion that the Reorganization serves the genuine business purpose summarized in Paragraph C, above.

                   Plan of Reorganization.  There must be a plan of
                  reorganization. Code ss.354(a)(1). We are of the opinion that the Agreement meets this requirement.

                   Continuity  of Business  Enterprise.  A  reorganization  must satisfy the "continuity of business" enterprise requirement of Regulations ss.1.368-1(d). The acquiring corporation must continue the target corporation's "historic business" or use a significant portion of the target corporation's "historic business assets" in another business. Based upon the assumptions set forth in paragraph P above, we are of the opinion that the Reorganization will satisfy the continuity of business enterprise requirement.

                   Continuity   of   Proprietary   Interest.   In  order  for  a
                  reorganization to be a nontaxable transaction, a substantial part of the proprietary interest in the target corporation must be preserved. In this case, since the consideration that will be received by Crabbe Huson Shareholders will consist solely of the Colonial Shares, and the level of pre- and post-reorganization redemptions will be limited as described in paragraph J, the "continuity of proprietary interest" requirement set forth in Regulations ss.1.368-1(b) will be satisfied.

                   Post-Acquisition   Continuity   of  Interest.   There  is  no
                  requirement that the shareholders of the target corporation hold the stock of the acquiring corporation for a definite period of time following the reorganization. Regulations ss.1.368-1(e)(1). However, if the shareholders of the target corporation sell the stock they receive in the reorganization to a party related to the acquiring corporation, the sale may be characterized as a redemption of the acquired corporation's stock for purposes of the "continuity of interest" test. Based on the factual assumption set forth in paragraphs H and J above, we are of the opinion that the post-acquisition "continuity of interest" requirement will be met.

          Conclusions.

Based upon the forgoing, we conclude that, for federal income tax purposes:

                   The  acquisition  by Colonial Fund of the Assets and Colonial
                  Fund's assumption of the liabilities of Crabbe Huson Fund in exchange for the Colonial Shares, followed by the distribution by Crabbe Huson Fund of the Colonial Shares to the Crabbe Huson Shareholders in exchange for the Crabbe Huson Shares will constitute a reorganization within the meaning of Section 368(a) of the Code, and Crabbe Huson Fund and Colonial Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                   No gain or loss will be  recognized by Crabbe Huson Fund upon its transfer of the Assets to Colonial Fund in exchange for the Colonial Shares and the assumption by Colonial Fund of the liabilities of Crabbe Huson Fund, or upon the distribution of the Colonial Shares by Crabbe Huson Fund to the Crabbe Huson Shareholders.

                   No gain or loss will be  recognized by Colonial Fund upon its receipt of the Assets and its assumption of the liabilities of Crabbe Huson Fund in exchange for the Colonial Shares.

                   The income tax basis of Colonial Fund in the Assets  acquired by it will be the same as the income tax basis of Crabbe Huson Fund in the Assets in the hands of Crabbe Huson Fund immediately prior to the Reorganization, and the holding periods of the Assets in the hands of Colonial Fund will include the periods during which the Assets were held by Crabbe Huson Fund.

                   The Crabbe Huson Shareholders will not recognize gain or loss upon the exchange of all of the Crabbe Huson Shares for the Colonial Shares.

                   The income tax basis of the Crabbe Huson  Shareholders in the
                  Colonial Shares which will be received by them will be the same as their respective income tax bases in the Crabbe Huson Shares surrendered by them in exchange therefor, and the holding periods of the Colonial Shares which will be received by the Crabbe Huson Shareholders will include the periods during which the Crabbe Huson Shares surrendered by them in exchange therefor were held, provided such Crabbe Huson Shares were held as capital assets on the date of the exchange.

The opinions set forth in this letter are based on the provisions of Code, Treasury Regulations promulgated under the Code, the published revenue rulings and revenue procedures of the IRS, private letter rulings, existing court decisions and other authorities available as of the date of this letter. Future legislative or administrative changes or court decisions may significantly modify the opinions set forth above.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us in the Joint Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,

Davis Wright Tremaine LLP